China Aoxing Pharmaceutical Company Announces Private Placement of Common Stock

New York, August 3, 2009 – China Aoxing Pharmaceutical Company, Inc. (OTCBB: CAXG) (“China Aoxing”), today announced that it is making a private offering of the Company’s common stock at a purchase price of $0.95 per share, for gross proceeds of up to $5.0 million. China Aoxing expects to close the offering on or before August 12, 2009.

The securities offered in this private placement have not been registered under the United States Securities Act of 1933, as amended, or the securities laws of any other jurisdiction. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements.

*       *       *        *       *